Exhibit 21


                              LIST OF SUBSIDIARIES
                         Firebrand Financial Group, Inc.

                                          Percentage         Jurisdiction
Name of Subsidiary                        Ownership          of Incorporation
------------------                        --------------     -------------------
GKN Securities Corp.                         100%                New York
EarlyBirdCapital.com Inc.                   63.6%(1)             New York
EarlyBirdCapital, Inc.                           (2)             Delaware
EarlyBirdCapital Management Limited              (2)             Guernsey, C.I.
Dalewood Associates, Inc.                        (2)             New York
GKN Property Management, Inc.                100%                New Jersey
GKN Realty Corp.                             100%                New Jersey
StreetWide Asset Recovery Group, Inc.         80%(3)             New York

-----------------------------------------

(1) In February 2000, EarlyBirdCapital.com Inc. sold 2,200,000 of its preferred shares. The preferred shares may be converted at any time into common stock of EarlyBirdCapital.com Inc. in an amount equal to the quotient derived by dividing the aggregate stated value of the preferred stock to be converted, by $5.00, as adjusted in certain circumstances.

(2)      Wholly-owned by EarlyBirdCapital.com Inc.

(3) StreetWide is 80% owned by Firebrand Financial and 20% owned by its management team.